                            SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                             NOBLE AFFILIATES, INC.
                (Name of Registrant as Specified In Its Charter)


                            ------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)       Title of each class of securities to which transaction applies:
              ...........................................................
     2)       Aggregate number of securities to which transaction applies:
              ...........................................................
     3)       Per unit price or other underlying value of transaction
              computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined).
              ...........................................................
     4)       Proposed maximum aggregate value of transaction:
              ...........................................................
     5)       Total fee paid:
              ...........................................................
[ ]           Fee paid previously with preliminary materials.
[ ]           Check box if any part of the fee is offset as provided by
              Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
              Schedule and the date of its filing.
     1)       Amount Previously Paid:
              ............................................................
     2)       Form, Schedule or Registration Statement No.:
              ............................................................
     3)       Filing Party:
              ............................................................
     4)       Date Filed:
              ............................................................

                             NOBLE AFFILIATES, INC.
                                110 WEST BROADWAY
                             ARDMORE, OKLAHOMA 73401

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 28, 1998



To the Stockholders of
NOBLE AFFILIATES, INC.:

         The annual meeting of stockholders of Noble Affiliates, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, April 28, 1998, at 10:00 a.m., local time, at the Charles B. Goddard Center, D Street and First Avenue, S.W., Ardmore, Oklahoma 73401, for the following purposes:

         1. To elect the Board of Directors for the ensuing year; and

         2. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on March 16, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such stockholders will be available for examination at the offices of the Company in Ardmore, Oklahoma, during ordinary business hours for a period of 10 days prior to the meeting.

         A record of the Company's activities during 1997 and financial statements for the fiscal year ended December 31, 1997 are contained in the accompanying 1997 Annual Report. The Annual Report does not form any part of the material for solicitation of proxies.

         All stockholders are cordially invited to attend the meeting. STOCKHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND TO RETURN IT PROMPTLY IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED. If a stockholder who has returned a proxy attends the meeting in person, such stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.


                                 By Order of the Board of Directors



                                    Orville Walraven
                                    Secretary


Ardmore, Oklahoma
March 27, 1998

                             NOBLE AFFILIATES, INC.
                                110 WEST BROADWAY
                             ARDMORE, OKLAHOMA 73401

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 28, 1998




                                  INTRODUCTION

      The accompanying proxy, mailed together with this proxy statement, is solicited by and on behalf of the Board of Directors of the Company for use at the annual meeting of stockholders of the Company to be held on April 28, 1998, and at any adjournment thereof. The approximate date on which this proxy statement and the accompanying proxy were first sent to stockholders of the Company is March 27, 1998.

      Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If no direction is indicated, the shares will be voted for election of the nominees for director named in the proxy. Any stockholder of the Company returning a proxy has the right to revoke the proxy at any time before it is voted by communicating such revocation in writing to Orville Walraven, Secretary, Noble Affiliates, Inc., P.O. Box 1967, Ardmore, Oklahoma 73402, or by executing and delivering a proxy bearing a later date. No revocation by written notice or by delivery of another proxy shall be effective until such notice of revocation or other proxy, as the case may be, has been received by the Company at or prior to the meeting.

      In order for an item of business proposed by a stockholder to be considered properly brought before the annual meeting of stockholders, the By-laws of the Company require that such stockholder give written notice to the Secretary of the Company. The notice must specify certain information concerning such stockholder and the item of business proposed to be brought before the meeting. The notice must be received by the Company not later than 60 days prior to the annual meeting if such meeting is to be held on a day within 30 days preceding the anniversary of the previous year's annual meeting, or 90 days in advance of such meeting if it is to be held on or after the anniversary of the previous year's annual meeting. Accordingly, any such stockholder notice in connection with the 1999 annual meeting of stockholders must be received by the Company no later than February 26, 1999.

VOTING PROCEDURES AND TABULATION

      The Company will appoint one or more inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law.

      The inspectors will tabulate the number of votes cast for or withheld as to the vote on each nominee for director. Votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain "routine" items when they have not received instructions from beneficial owners. Brokers will have discretionary authority to vote on the election of directors. Under applicable Delaware law and the Company's Certificate of Incorporation and By-laws, a broker non-vote or other limited proxy will have no effect on the outcome of the election of directors.

                                VOTING SECURITIES

      Only holders of record of common stock of the Company, par value $3.331/3 per share (the "Common Stock"), at the close of business on March 16, 1998, the record date for the meeting, are entitled to notice of and to vote at the meeting. A majority of the shares of Common Stock entitled to vote, present in person or represented by proxy, is necessary to constitute a quorum. On the record date for the meeting, there were issued and outstanding 56,915,805 shares of Common Stock. Each share of Common Stock is entitled to one vote.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following tabulation sets forth as of December 31, 1997 information with respect to the only persons who were known to the Company to be beneficial owners of more than five percent of the outstanding shares of Common Stock.

NAME AND ADDRESS                                                NUMBER OF SHARES                  PERCENT
OF BENEFICIAL OWNER                                             BENEFICIALLY OWNED (1)            OF CLASS
-------------------                                             ----------------------            --------
FMR Corp...............................................               3,300,400(2)                  5.8%
82 Devonshire Street
Boston, Massachusetts 02109

The Samuel Roberts Noble Foundation, Inc...............               4,608,633(3)                  8.1%
P. O. Box 2180
Ardmore, Oklahoma 73402

---------------------
(1) Unless otherwise indicated, all shares listed are directly held with sole voting and investment power.
(2) According to an Amendment No. 10 to Schedule 13G dated February 14, 1998 filed with the Securities and Exchange Commission (the "SEC") by FMR Corp., FMR Corp. beneficially owns all the shares with sole dispositive power and has no voting power with respect to the shares. FMR Corp. indicated in its amended Schedule 13G that it is a parent holding company that owns the shares indirectly through two of its wholly-owned subsidiaries. According to the amended Schedule 13G, one subsidiary beneficially owns 3,200,400 of the shares as a result of its acting as an investment adviser to several investment companies and one subsidiary beneficially owns 100,000 shares as a result of serving as an investment manager of several institutional accounts. FMR Corp. also reported beneficial ownership of such shares by each of Edward C. Johnson 3d, the Chairman of FMR Corp., and Abigail P. Johnson, a director of FMR Corp.
(3)   Beneficial ownership of such shares was reported in Amendment No. 7 to
      Schedule 13G dated February 10, 1998 filed with the SEC by The Samuel Roberts Noble Foundation, Inc. (the "Foundation") with respect to its beneficial ownership of the Common Stock. The Foundation is an Oklahoma not-for-profit corporation organized in 1952 as successor to a charitable trust formed in 1945. The Foundation is engaged in basic plant biology research and agricultural research, consultation and demonstration. From time to time as funds are available, the Foundation also makes grants to various charitable organizations. The Foundation organized the Company in 1969. Michael A. Cawley, a director of the Company, serves as President, Chief Executive Officer and a trustee of the Foundation. In the event of a vacancy in a trusteeship of the Foundation, a majority of the remaining trustees has the power to elect a successor trustee to fill the vacancy.

                              ELECTION OF DIRECTORS

      Seven directors, constituting the entire Board of Directors, are to be elected at the meeting to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. All nominees for director were elected directors of the Company by vote of the stockholders at the 1997 annual meeting. Generally, the Company's By-laws provide that a stockholder must deliver written notice to the Secretary of the Company not later than 90 days prior to the annual meeting naming such stockholder's nominee(s) for director and specifying certain information concerning such stockholder and nominee(s). Accordingly, a stockholder's nominee(s) for director to be presented at the 1999 annual meeting of stockholders must be received by the Company no later than January 26, 1999.

      Directors are elected by plurality vote. All duly submitted and unrevoked proxies in the form accompanying this proxy statement will be voted for the nominees selected by the Board of Directors, except where authorization so to vote is withheld. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF SUCH NOMINEES.


                              NOMINEES FOR DIRECTOR

ALAN A. BAKER -- Mr. Baker has served as an independent consultant in the oil and gas industry since May 1995. For more than five years prior thereto, Mr. Baker served in various capacities at Halliburton Energy Services Group, including President from November 1989 to July 1991, Chairman and Chief Executive Officer from July 1991 to February 1994 and Chairman of Oil and Gas Services from February 1994 to May 1995. Mr. Baker, age 66, also serves as a director of National Gas & Oil Company, CRESTAR Energy, Inc. in Calgary, Alberta, and Friede Goldman International Inc. He has served as a director of the Company since 1995.

MICHAEL A. CAWLEY -- Mr. Cawley has served as President and Chief Executive Officer of the Foundation since February 1, 1992, after serving as Executive Vice President of the Foundation since January 1, 1991. For more than five years prior to 1991, Mr. Cawley was the President of Thompson & Cawley, a professional corporation, attorneys at law. Mr. Cawley, age 50, has served as a trustee of the Foundation since 1988 and is also a director of Panhandle Royalty Company and Noble Drilling Corporation. He has served as a director of the Company since 1995.

EDWARD F. COX -- Mr. Cox has been a partner in the law firm of Donovan Leisure Newton & Irvine, New York, New York for more than five years. Mr. Cox, age 51, has served as a director of the Company since 1984.

JAMES C. DAY -- Mr. Day has served as President and Chief Executive Officer of Noble Drilling Corporation since January 1984, and as Chairman of the Board of Noble Drilling Corporation since October 1992. Prior to 1984, Mr. Day served as Vice President of Noble Drilling Corporation from January 1983. Prior to 1983, Mr. Day served as Vice President and Assistant Secretary of the Company. Mr. Day, age 54, is also a director of Global Industries, Ltd. He has served as a director of the Company since 1994.

ROBERT KELLEY -- Mr. Kelley has served as President and Chief Executive Officer of the Company since August 1986, and as Chairman of the Board since October 1992. Prior to August 1986, he had served as Executive Vice President of the Company since January 1986. Mr. Kelley, age 52, also serves as President and Chief Executive Officer of Samedan Oil Corporation ("Samedan"), a wholly-owned subsidiary of the Company, positions he has held since 1984. For more than five years prior thereto, Mr. Kelley served as an officer of Samedan. Mr. Kelley also serves as a director of AmQuest Financial Corporation (formerly Security Corporation), Exchange National Bank and Trust Company of Ardmore, Oklahoma and OG&E Electric Services. He has served as director of the Company since 1986.

HAROLD F. KLEINMAN -- Mr. Kleinman has been a senior member of the law firm of Thompson & Knight, A Professional Corporation, Dallas, Texas, counsel for the Company, for more than five years and is currently a shareholder of such firm. Mr. Kleinman, age 67, has served as director of the Company since 1985.

GEORGE J. MCLEOD -- Mr. McLeod has served as President, Chief Executive Officer and as a director of Geolock Resources Ltd., a company engaged in oil and gas exploration and production in Canada, since November 1986. Mr.

McLeod, age 69, retired as President and Chief Executive Officer of the Company in 1986, after serving in such positions since 1984. For more than five years prior thereto, Mr. McLeod served as President of Samedan. Mr. McLeod also currently serves as a director of Noble Drilling International Ltd., an indirect wholly-owned subsidiary of Noble Drilling Corporation, and CRESTAR Energy, Inc. in Calgary, Alberta. He has served as director of the Company since 1977.

                  INFORMATION CONCERNING THE BOARD OF DIRECTORS

      The Board of Directors held nine meetings in 1997. Each director attended every meeting of the Board and every meeting of the Board committees on which he served, except that Messrs. Baker and McLeod were each absent from one Board meeting and Mr. Cox was absent from one meeting of the audit committee on which he serves.

COMMITTEES OF THE BOARD

      The committees of the Board, the current members and the primary functions of the committees are as follows:

      COMPENSATION AND BENEFITS COMMITTEE -- Alan A. Baker, Chairman; James C. Day; Harold F. Kleinman; and George J. McLeod. The primary responsibilities of the compensation and benefits committee are to fix annual salaries and bonuses of the officers of the Company, including any officer who is also a director, and to administer the Company's employee benefits other than the stock-based plans in which executive officers of the Company participate. The compensation and benefits committee held four meetings during 1997.

      AUDIT COMMITTEE -- Harold F. Kleinman, Chairman; Michael A. Cawley; and Edward F. Cox. The primary responsibilities of the audit committee are to review with the Company's auditors the audit procedures to be applied in the conduct of the annual audit and the results of the annual audit. The audit committee held three meetings during 1997.

      EXECUTIVE COMMITTEE -- Robert Kelley, Chairman; Alan A. Baker; Michael A. Cawley; and Harold F. Kleinman. The primary responsibilities of the executive committee are to exercise the authority of the Board during the intervals between meetings of the Board. The executive committee held one meeting during 1997.

      NOMINATING COMMITTEE - George J. McLeod, Chairman; Edward F. Cox; and James C. Day. The primary responsibilities of the nominating committee are to review the role, composition and structure of the Board and its committees and advise the Chief Executive Officer of the Company with respect thereto, and to consider and recommend nominees for election to the Board. The nominating committee held one meeting during 1997.

      STOCK OPTION COMMITTEE -- Edward F. Cox, Chairman; Alan A. Baker; and Michael A. Cawley. The primary responsibilities of the stock option committee are to administer, in accordance with applicable rules and regulations under federal securities and income tax laws, the stock-based plans in which executive officers of the Company participate, including the Company's 1992 Stock Option and Restricted Stock Plan. The stock option committee held two meetings during 1997.

      COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The current members of the compensation and benefits committee and the stock option committee were the only persons who served on such committees during 1997. Messrs. Day and McLeod were formerly officers of the Company, and Mr. Kleinman's law firm provided in 1997, and currently provides, legal services to the Company. See "Election of Directors" in this proxy statement for a description of the prior business experience and principal employment of Messrs. Day, Kleinman and McLeod.

COMPENSATION OF DIRECTORS

      Directors who are not officers of the Company or any of its subsidiaries receive an annual retainer of $28,000 and a fee of $1,000 for each Board or committee meeting attended. A director who is also an officer of the Company receives a fee of $100 for each Board meeting attended. The chairman of each committee receives an additional annual retainer of $2,500. The Company also reimburses directors for travel, lodging and related expenses they incur in attending Board and committee meetings.

      STOCK OPTION PLAN. The 1988 Nonqualified Stock Option Plan for Non-Employee Directors, as amended, provides for the grant of nonqualified stock options to each director of the Company who is not also either an employee or officer of the Company and who has not made an irrevocable, one-time election to decline to participate in the plan. Harold F. Kleinman has elected not to participate in the plan. The plan provides generally for a formula grant of options annually on each July 1 during the term of the plan. The formula results in the automatic grant (unless revoked by the Board in a particular year) to each participating non-employee director of an option to purchase a number of shares of Common Stock equal to 30,000 divided by the number of participating non-employee directors. The purchase price per share of Common Stock under the option is fair market value on the date of grant.

      As of July 1, 1997, each of Messrs. Baker, Cawley, Cox, Day and McLeod was granted an option under the plan covering 6,000 shares of Common Stock at the exercise price of $39.625 per share. The options have a ten-year term and are initially exercisable one year after date of grant.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following tabulation sets forth as of December 31, 1997 the shares of Common Stock beneficially owned by each director, each named executive officer listed in the Summary Compensation Table included elsewhere in this proxy statement, and all directors and executive officers as a group.

                                                                              COMMON STOCK
                                                                         BENEFICIALLY OWNED (1)
                                                                  ------------------------------------
                                                                   NUMBER                   PERCENT OF
         NAME                                                     OF SHARES                  CLASS (2)
         ----                                                     ---------                 ----------
         Director
         Alan A. Baker..................................               6,500 (3)                   - %
         Michael A. Cawley..............................           4,619,418 (3)(4)               8.1%
         Edward F. Cox..................................              39,286 (3)                  0.1%
         James C. Day...................................              16,303 (3)                   - %
         Robert Kelley..................................             225,892 (3)                  0.4%
         Harold F. Kleinman.............................               1,000 (5)                   - %
         George J. McLeod...............................              15,606 (3)                   - %

         Named Executive Officers (excluding
           any director named above) and Group
         William D. Dickson.............................              84,230 (3)                  0.1%
         Dan O. Dinges..................................              93,685 (3)                  0.2%
         W. A. Poillion.................................             100,682 (3)                  0.2%
         James C. Woodson...............................              66,757 (3)                  0.1%
         All directors and executive ...................
           officers as a group (13 persons).............           5,360,824 (4)(6)               9.4%

-----------------
(1) Unless otherwise indicated, all shares are directly held with sole voting and investment power.
(2)   Less than one-tenth of one percent unless otherwise indicated.
(3) Includes shares not outstanding but subject to currently exercisable options, as follows: Mr. Baker-- 4,500 shares; Mr. Cawley -- 10,285 shares; Mr. Cox -- 31,286 shares; Mr. Day -- 15,285 shares; Mr. Dickson -- 71,921 shares; Mr. Dinges -- 87,680 shares; Mr. Kelley -- 161,441 shares; Mr. McLeod -- 15,286 shares; Mr. Poillion -- 81,165 shares; and Mr. Woodson -- 55,868 shares.
(4) Includes 4,608,633 shares held of record by the Foundation. Under the rules and regulations of the SEC, such shares are required to be included in the foregoing table as "beneficially owned" because such person possesses shared voting and investment power with respect thereto as one of ten trustees of the Foundation. As with other corporate action, the voting of the shares held by the Foundation requires a majority vote of its trustees at a meeting at which a quorum of trustees is present. Accordingly, such person does not represent sufficient voting power on the Foundation's board of trustees to determine voting or investment decisions with respect to the 4,608,633 shares. Mr. Cawley disclaims any pecuniary interest in the 4,608,633 shares.
(5)   Consists of 1,000 shares held as joint tenant with Mr. Kleinman's spouse.
(6) Includes 621,308 shares not outstanding but subject to currently exercisable options.

                             EXECUTIVE COMPENSATION

      The following report of the compensation and benefits committee and the stock option committee of the Board of Directors and the information herein under "-Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules, except for the required disclosure herein, or to the liabilities of Section 18 of the Securities and Exchange Act of 1934 (the "Exchange Act"), and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.


                REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
                         AND THE STOCK OPTION COMMITTEE
                            ON EXECUTIVE COMPENSATION


To the Stockholders
of Noble Affiliates, Inc.:

      As members of the compensation and benefits committee and the stock option committee of the Board of Directors, we have responsibility for administering the executive compensation program of the Company. All decisions by the committees relating to the compensation of executive officers are reviewed by the full Board, except for decisions about grants or awards under the 1992 Stock Option and Restricted Stock Plan (the "Option Plan") of the Company, which are made solely by the stock option committee in accordance with the terms of the Option Plan.

COMPENSATION POLICIES

      The executive compensation policy of the Company, which is endorsed by the committees, is to provide a compensation program that will attract, motivate, and retain persons of high quality and will support a long-standing internal culture of loyalty and dedication to the interests of the Company. In administering the executive compensation program, the Committees are mindful of the following principles and guidelines which are supported by the full Board.

      Base salaries for executive officers should be competitive. A sufficient portion of annual compensation should be at risk in order to align the interests of executives with those of stockholders of the Company. This variable part of annual compensation should reflect both corporate and individual performance. As a person's level of responsibility increases, a greater portion of total compensation should be at risk and the mix of total compensation should be weighted more heavily in favor of stock-based compensation. The committees have not established objective, arbitrary percentages of the mix of total compensation that should be fixed versus at risk for any executive officers of the Company. Stock options provide executives long-term incentive and are beneficial in aligning the interests of executives and stockholders in the enhancement of stockholder value.

COMPENSATION PROGRAM FOR 1997

      For 1997, the executive compensation program consisted of three principal elements, which are discussed below: base salary, an annual incentive bonus plan, and stock options that are exercisable over a ten-year period.

            BASE SALARY: Base salary for executive officer positions is determined principally by competitive factors. The Company obtains information through participation in oil and gas industry compensation surveys which are conducted by independent compensation consultants, including Towers Perrin Inc. ("Towers Perrin"), Effective Compensation, Inc. ("ECI"), KPMG Peat Marwick ("KPMG"), and others. One such survey includes information on an industry group called the Energy 27 Group comprised of corporations in the same industry as the Company. Nine of the 14 companies included in the Dow Jones Total Return Index for Secondary Oil Companies referenced in the performance graph contained elsewhere in this proxy statement are included in the Energy 27 Group. (The Energy 27 Group survey, together with the ECI and KPMG reports, are herein referred to as the "Supplement Reports".) In 1996, the Company engaged Towers Perrin to review its compensation program. Such review covered base salary, annual incentive bonus plan and option plans. The Committee analyzes the information and makes annual adjustments based on performance, incumbent length of service in the executive position and cost of living. The policy of the compensation and benefits committee generally is to establish base salary levels that approximate survey averages, and as such, the salary level for each executive officer for 1997 was within 13 percent, plus or minus, of the applicable average, except one executive officer whose salary level was 19 percent above the applicable average.

            ANNUAL INCENTIVE BONUS PLAN: The annual incentive bonus plan in which executive officers participate is available to all full-time employees of the Company or its subsidiaries (except those geologists and geophysicists employed by the Company who choose to be covered by the geological incentive plan and the 19 employees of Noble Gas Marketing, Inc., a wholly-owned subsidiary of the Company, who are covered under a separate bonus plan) who have completed one year of service at the close of the plan year (December 31). The target bonus for an employee is the base salary at year end of such employee multiplied times the percentage factor assigned to such employee's salary classification. Target percentage factors range from 5 to 70 percent, with factors of 70 percent for the CEO and 60 percent for operating committee members of Samedan, the principal operating subsidiary of the Company. An aggregate pre-adjustment bonus pool is determined for each division and department.

            Annual performance goals for the Company and its divisions are weighted with respect to four criteria as follows: cost of finding and developing new reserves (40 percent), new reserves added (40 percent), cash flow from operations (20 percent for division; 10 percent for Company), and net income as a percentage return on stockholders' equity at the beginning of 1997 (10 percent for the Company). The annual performance goals for cost of finding and developing new reserves, new reserves added, cash flow from operations and net income are established based upon financial budgets and forecasts approved initially by the operating committee of Samedan at the beginning of each year and then reviewed and finally approved by the full Board.

            At its April 1997 meeting, the Board established the following annual performance goals in accordance with the revised financial budget for 1997: Cost of finding and developing new oil and gas reserves was set at $5.00 per barrel of oil equivalent ("BOE") for secondary reserves and $7.00 per BOE for primary reserves. The rate for converting thousands of cubic feet of natural gas to BOE's, for purposes of determining internal achievement of reserve goals, was changed throughout the Company in 1995 from 8 to 1 to rates that more accurately reflected relative commodity values in 1997, and ranged from 6 to 1 in the Company's Offshore Gulf of Mexico and International divisions to 6 to 1, 8 to 1, and 12 to 1 in the Company's onshore divisions. The new reserves added goal was set at 58 million BOE's. The cash flow goal was established as a measure of the percentage growth compared to prior year's cash flow of $405 million with cash flow increases (or decreases) as a result of changing commodity prices removed from the calculation. Achievement of a portion of the cash flow goal could occur by maintaining a level of cash flow equal to the prior year amount. The net income goal was set as a percent return on shareholders' equity at the beginning of the year with achievement of at least a portion of the goal occurring by achieving at least a five percent return on beginning of the year shareholders' equity.

            Each goal weighting percentage is subject to adjustment within a range of zero for achievement of less than 75 percent of the goal to 200 percent for achievement of greater than 135 percent of the goal. The combined, weighted goal achievement is then determined within a range of zero for achievement of less than 65 percent of the goal to 200 percent for achievement of more than 160 percent of the goal. The target bonus for employees of divisions is also adjusted to reflect the combined percentage of achievement of all assigned goals using the ratio of 75 percent for division goal achievement and 25 percent for Company goal achievement. The bonus amount is then determined by multiplying the target bonus times the applicable multiplier, provided that the bonus of an executive officer is limited to 100 percent of the executive officer's base salary at year end.

            OPTION PLAN: The Option Plan is designed to align a significant portion of the executive compensation program with stockholder interests. The Option Plan, which was approved by stockholders in 1992 and amended and restated in 1997, permits the use of several different types of stock-based grants or awards: nonqualified or incentive stock options with or without stock appreciation rights and restricted stock. To date only nonqualified stock options have been granted under the Option Plan.

            The options represent the right to purchase shares of Common Stock over a period of up to ten years upon such terms and conditions, consistent with the provisions of the Option Plan, as are specified by the stock option committee at the time of grant. The option price for incentive stock options is not less than the fair market value per share at the date of grant and for nonqualified stock options is not less than 50 percent of fair market value per share at the date of grant. No nonqualified stock options were granted in 1997 at a price less than fair market value at the date of grant.

            In 1996, the Company engaged Towers Perrin to advise the stock option committee as to appropriate grant guidelines. Towers Perrin based its recommendations as to appropriate grant guidelines on an analysis of average annual stock grants over a three-year period as disclosed in publicly available proxy statements of 10 companies it considered comparable to the Company in business and scope. The Towers Perrin report suggested multiples of 0.8 of base salary at the lower levels of employees of the Company, from 1.5 to 4.4 for vice presidents of the Company and 5.7 at the CEO level. Using the Towers Perrin report, and adjusting its recommendations to account for annual inflation and data obtained from the Supplement Reports, the stock option committee in 1997 adopted grant multiples that ranged from 0.8 to 5.7 of base salary, with multiples of
      5.7 for the CEO and 4.4 for other executive officers.

            The approximate number of shares granted is determined by dividing
      (i) the optionee's annual base salary multiplied times the applicable grant multiple by (ii) the fair market value per share of the underlying Common Stock on the calculation date. The stock option committee, in its discretion, can adjust the number of shares granted under the Option Plan from the number determined under the grant guidelines. Options granted to executive officers in 1997 were based on the guidelines described above and the following terms and conditions: 10-year term; vest at the rate of one-third per year commencing on the first anniversary of the grant date; and option price equal to fair market value per share at the grant date.

1997 COMPENSATION OF CEO

      The 1997 base salary of Mr. Kelley was adjusted July 1, 1997 to $575,000 per year as a result of a review of Company performance, competitive industry factors existing at the time and the Supplement Reports. Mr. Kelley's reported 1997 salary represented an increase of 12.8 percent over his reported 1996 salary, reflecting consideration of competitive data provided by Towers Perrin, the Supplement Reports and the assessment by the Committee and the Board of the Company's 1997 results of operations under Mr. Kelley's leadership. As a result, the salary paid to Mr. Kelley for 1997 fell within the range discussed above in the last sentence under "Compensation Program for 1997 - Base Salary" in this report.

      In determining the amount of bonus paid to Mr. Kelley for 1997, the performance goals' criteria discussed above under "Compensation Program for 1997
- Annual Incentive Bonus Plan" were applied which resulted in an applicable multiplier under the plan of 2. This factor of 2 multiplied times the target bonus for Mr. Kelley produced a calculated bonus of $805,000, which was then reduced to an amount equal to 100 percent of base salary at year end ($575,000) in accordance with terms of the Plan.

      In 1997, the stock option committee granted Mr. Kelley an option to purchase 75,237 shares of Common Stock pursuant to the Option Plan. In granting this option, the committee used a grant multiplier of 5.7 (see "Compensation Program for 1997 - Option Plan" above), which took into account Mr. Kelley's level of responsibility and was based on the recommendation of Towers Perrin.

PARTICIPATION IN MINERAL, ROYALTY AND OVERRIDING ROYALTY ACQUISITIONS

      In addition to the executive compensation policies and programs described above, the Company has a long-standing policy pursuant to which directors, officers and key employees of the Company and Samedan are permitted to acquire interests in minerals, royalties, and overriding royalties purchased from time to time by Samedan (or its subsidiaries). When this participation is offered, usually up to one-half of the interests acquired by Samedan (or its subsidiaries) is made available to be acquired by the participants in the aggregate. A participant is required to purchase his or her interest for cash on the same cost basis as Samedan and is responsible for obtaining any required financing.

In certain instances, the Company or Samedan has assisted participants in obtaining financing from a third party lender and/or provided a guarantee of the amount financed by a participant. This policy applies only with respect to mineral, royalty, and overriding royalty interests acquired by Samedan (or its subsidiaries) and does not apply to the acquisition of working interests, even though a group of oil and gas properties acquired by Samedan (or its subsidiaries) includes both working interests and mineral, royalty, and overriding royalty interests.

      The policy was initiated to serve as an incentive for employees in connection with the acquisition of oil and gas properties by Samedan and for directors to continue in the service of the Company. The Board of Directors of the Company believes the policy to be in the best interests of the Company and its stockholders and, because the participant purchases the interest for Samedan's cost and shares the same risk as Samedan, does not consider the operation of the policy to be compensatory in nature. The compensation and benefits committee has responsibility for administering the policy.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

      Section 162(m) of the Internal Revenue Code contains provisions which limit the tax deductibility of executive compensation in excess of $1 million per person per year, subject to certain exceptions. The policy of the Company is to design its compensation programs to preserve the tax deductibility of compensation paid to its executive officers and other members of management. However, the compensation and benefits committee could determine, taking into consideration the burdens of compliance with Section 162(m) and other relevant facts and circumstances, to pay compensation that is not fully deductible, if the committee believes such payments are in the Company's best interest. In 1997, the stockholders of the Company approved the amended and restated Option Plan, allowing compensation paid thereunder in the form of stock options and stock appreciation rights to qualify as "performance-based compensation" for purposes of Section 162(m).

SUMMARY

      The members of the committees believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and stockholder interests. As performance goals are met or exceeded, resulting in increased value to stockholders, executive officers are rewarded commensurately. The Committee believes that compensation levels during 1997 adequately reflect the compensation goals and policies of the Company.

      March 27, 1998    COMPENSATION AND            STOCK OPTION
                        BENEFITS COMMITTEE          COMMITTEE
                        Alan A. Baker, Chairman     Edward F. Cox, Chairman
                        James C. Day                Alan A. Baker
                        Harold F. Kleinman          Michael A. Cawley
                        George J. McLeod

                               ------------------

      The following table sets forth certain summary information concerning the compensation awarded to, earned by, or paid to the Chief Executive Officer of the Company and each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer (collectively, the "named executive officers") for the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                          Long Term
                                                                                        Compensation
                                                      Annual Compensation                  Awards
                                           ----------------------------------------- -------------------
                                                                           Other
                                                                          Annual            Stock          All Other
            Name and                                                      Compen-          Options          Compen-
            Principal                                                     sation         (number of          sation
            Position                Year    Salary ($)     Bonus ($)        ($)          shares) (1)          ($)
            --------                ----    ----------     ---------       -----         -----------         ----
Robert Kelley, Chief                1997      550,000          575,000     2,445            75,237          62,093(2)
Executive Officer                   1996      487,500          525,000     2,392            59,445          45,998
                                    1995      425,000          127,500     2,392            49,086          32,913
James C. Woodson, Senior            1997      250,000          260,000     2,445            25,080          31,516(3)
Vice President - Exploration        1996      220,500          216,000     2,392            19,074          22,295
and Operating Committee             1995      193,500           50,794     2,392            16,164          16,621
member of Samedan
W.A. Poillion, Senior Vice          1997      230,000          235,000     2,445            25,080          26,859(3)
President - Production and          1996      210,000          202,500     2,392            19,074          20,402
Drilling and Operating              1995      187,500           49,219     2,392            15,663          15,265
Committee member of
Samedan
William D. Dickson, Senior          1997      230,000          235,000     2,445            25,080          26,524(3)
Vice President - Finance and        1996      207,000          202,500     2,392            19,074          20,020
Treasurer                           1995      182,000           45,950     2,392            14,640          14,659
Dan O. Dinges, Senior Vice          1997      230,000          176,250     2,902            25,080          21,790(3)
President - Division General        1996      207,000          202,500     2,860            19,074          13,957
Manager and Operating               1995      182,000           45,950     2,860            14,640           8,638
Committee member of
Samedan

---------------------
(1) Options represent the right to purchase shares of Common Stock at a fixed price per share.
(2) Consists of $800 of directors' fees and Company contributions of $7,878 to a defined contribution plan and $53,415 to a nonqualified contribution plan.
(3) Consists of contributions by the Company to a defined contribution plan/nonqualified contribution plan and payment by the Company of term life insurance premiums as follows: J.C. Woodson -- $9,500/$19,166; $2,850; W.A. Poillion -- $9,022/$17,514; $323; W.D. Dickson --
      $9,022/$17,179; $323; and Dan O. Dinges -- $9,022/$12,768; $0.00.

      The following table sets forth certain information with respect to options to purchase Common Stock granted during the year ended December 31, 1997 to each of the named executive officers.

                            OPTION GRANTS IN 1997

                                                                                           Potential Realizable
                                                                                             Value at Assumed
                                                                                              Annual Rates of
                                                                                                Stock Price
                                                                                               Appreciation
                                                    Individual Grants                        for Option Term
                          --------------------------------------------------------------  ----------------------
                          Number of Securities    % of Total
                           Underlying Options      Options       Exercise
                                 Granted          Granted to     or Base
                           (number of shares)     Employees       Price      Expiration
           Name                    (1)             in 1997       ($/sh)         Date       5%($)(2)    10%($)(3)
           ----           --------------------    ----------     --------    ----------   ----------   ---------
Robert Kelley...........         75,237             11.1%        $39.875        7/20/07    1,890,000   4,770,000
James C. Woodson........         25,080              3.7%        $39.875        7/20/07      630,000   1,590,000
W.A. Poillion...........         25,080              3.7%        $39.875        7/20/07      630,000   1,590,000
William D. Dickson......         25,080              3.7%        $39.875        7/20/07      630,000   1,590,000
Dan O. Dinges...........         25,080              3.7%        $39.875        7/20/07      630,000   1,590,000

----------------

(1) Options represent the right to purchase shares of Common Stock at a fixed price per share. The options vest at the rate of one-third per year commencing on the first anniversary of the grant date.
(2)   Reflects an assumed market price per share of Common Stock of $65.00.
(3)   Reflects an assumed market price per share of Common Stock of $103.28.

      The following table sets forth certain information with respect to the exercise of options to purchase Common Stock during the year ended December 31, 1997, and the unexercised options held at December 31, 1997 and the value thereof, by each of the named executive officers.


                       AGGREGATED OPTION EXERCISES IN 1997
                           AND 12/31/97 OPTION VALUES

                                                        Number of Securities
                                                       Underlying Unexercised
                                                             Options at               Value of Unexercised
                                                        December 31, 1997             In-the-Money Options
                             Shares                     (number of shares)          at December 31, 1997 ($)
                            Acquired    Value        ---------------------------   ----------------------------
        Name              on Exercise Realized($)    Exercisable   Unexercisable   Exercisable    Unexercisable
        ----              ----------- -----------    -----------   -------------   -----------    -------------
Robert Kelley............   42,000    $1,120,125       161,441        131,229      $1,763,383        $179,982
James C. Woodson.........    1,274        41,564        55,868         43,184         588,198          59,268
W.A. Poillion............    4,500       156,375        81,165         43,017       1,150,943          57,431
William D. Dickson.......    5,000       151,250        71,921         42,676         957,653          53,680
Dan O. Dinges............     --            --          87,680         42,676       1,317,701          53,680

DEFINED BENEFIT PLANS

      The defined benefit plans of the Company that cover its executive officers provide the benefits shown below. The estimates assume that benefits are received in the form of a ten-year certain and life annuity.

                               PENSION PLAN TABLE

                                           Estimated Annual Benefits Upon Retirement at Age 65
                                            After Completion of the Following Years of Service
          60 Month Average          ----------------------------------------------------------------------
         Annual Compensation            15               20             25             30            35
         -------------------        ---------        ---------      ---------      ---------      --------
       $ 100,000................    $  30,000        $  40,000      $  40,086      $  48,103        48,103
         150,000................       45,000           60,000         62,961         74,353        74,353
         200,000................       60,000           80,000         83,836        100,603       100,603
         300,000................       90,000          120,000        127,586        153,103       153,103
         400,000................      120,000          160,000        171,336        205,603       205,603
         600,000................      180,000          240,000        258,836        310,603       310,603
         800,000................      240,000          320,000        346,336        415,603       415,603
       1,000,000................      300,000          400,000        433,836        520,603       520,603
       1,300,000................      390,000          520,000        565,086        678,103       678,103
       1,400,000................      420,000          560,000        608,836        730,603       730,603
       1,500,000................      450,000          600,000        652,586        783,103       783,103

      Upon vesting, the amount of retirement benefit depends on an employee's final average monthly compensation, age and the number of years of credited service (maximum of 30 years). Final average monthly compensation is defined generally to mean the participant's average monthly rate of compensation from the Company for the 60 consecutive months prior to retirement which give the highest average monthly rate of compensation for the participant. Compensation covered by the defined benefit plans is defined (with certain exceptions) to mean the compensation actually paid to a participant as reported on the participant's federal income tax withholding statement for the applicable calendar year. Accordingly, the amounts reported in the Summary Compensation Table included elsewhere herein under "Annual Compensation" approximate covered compensation for 1997. The amount of benefit shown in the above table is not subject to any deductions for social security or any other offset amounts.

      As of December 31, 1997, the named executive officers had the following approximate number of years of credited service for retirement purposes: Mr. Kelley--22; Mr. Woodson--23; Mr. Poillion--21; Mr. Dickson--19; and Mr. Dinges--16.

PERFORMANCE GRAPH

      The following graph sets forth the cumulative total stockholder return for the Common Stock, the S&P 500 Index and the Dow Jones Total Return Index for Secondary Oil Companies for the years indicated as prescribed by the SEC's rules.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN (1)
                   AMONG NOBLE AFFILIATES, INC., S&P 500 INDEX
                      AND DOW JONES TOTAL RETURN INDEX FOR
                           SECONDARY OIL COMPANIES (2)



                                [GRAPH CHART]

                                                         1992       1993      1994       1995       1996       1997
-------------------------------------------------------------------------------------------------------------------
 Company                                                  100       151        142        173        278        206
 S&P 500 Index                                            100       110        112        153        189        252
 Dow Jones Total Return Index for Secondary               100       111        107        124        153        163
 Oil Companies (3)
-------------------------------------------------------------------------------------------------------------------


(1) Total return assuming reinvestment of dividends. Assumes $100 invested on January 1, 1993 in Common Stock, the S&P 500 Index and the Dow Jones Total Return Index for Secondary Oil Companies.
(2)  Fiscal year ending December 31.
(3) Composed of the following companies: Amerada Hess Corporation, Anadarko Petroleum Corporation, Ashland, Inc., Burlington Resources Inc., Kerr-McGee Corporation, MAPCO Inc., Murphy Oil Corporation, Noble Affiliates, Inc., Occidental Petroleum Corporation, Pennzoil Company, Sun Company, Inc., TOSCO CORP., Union Pacific Resources Group, Inc. and Union Texas Petroleum Holdings, Inc.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires directors and officers of the Company, and persons who beneficially own more than 10 percent of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Directors, officers and more than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1997, all Section 16(a) filing requirements applicable to its directors, officers and more than 10 percent beneficial owners were complied with, with the exception that a Form 4 filed by Mr. McLeod, a director of the Company, was filed late.

                              CERTAIN TRANSACTIONS

      Harold F. Kleinman, a director of the Company and a nominee for director, is the brother-in-law of Jack Bender. Mr. Bender is the sole owner of Cactus Pipe and Supply Company, a corporation from which Samedan purchases oil field tubulars from time to time in the ordinary course of its business. During 1997, Samedan purchased an aggregate of approximately $860,000 of such tubulars from such corporation. The terms of all such purchases were similar to those that could have been obtained from unrelated third parties. Mr. Kleinman has no pecuniary or other interest in either the purchases or Mr. Bender's corporation.

                             INDEPENDENT ACCOUNTANTS

      The appointment of the accounting firm selected to audit the Company's financial statements is subject to ratification by the Board of Directors and will not be submitted to stockholders for ratification or approval. It is the present intention of the Company's management to recommend to the Board of Directors the re-appointment of Arthur Andersen LLP, which has audited the Company's financial statements since 1989, to audit the financial statements of the Company for 1998. Representatives of Arthur Andersen LLP are expected to be present at the meeting to respond to appropriate questions from stockholders and will be given the opportunity to make a statement at the meeting should they desire to do so.

                     STOCKHOLDER PROPOSALS AND OTHER MATTERS

      Stockholder proposals intended to be included in the Company's proxy statement relating to the 1999 annual meeting of stockholders, which is currently scheduled to be held on April 27, 1999, must be received by the Company at its office in Ardmore, Oklahoma, addressed to the Secretary of the Company, no later than November 27, 1998.

      The cost of solicitation of proxies will be borne by the Company. Solicitation may be made by mail, personal interview, telephone or telegraph by officers and regular employees of the Company, who will receive no additional compensation therefor. To aid in the solicitation of proxies, the Company has employed the firm of Georgeson & Co., Inc., which will receive a fee of approximately $7,500 plus out-of-pocket expenses. The Company will bear the reasonable expenses incurred by banks, brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.

      The Board of Directors does not intend to present any other matter at the meeting and knows of no other matters that will be presented. However, if any other matter comes before the meeting, the persons named in the enclosed proxy intend to vote thereon in accordance with their best judgment.


Ardmore, Oklahoma                               NOBLE AFFILIATES, INC.
March 27, 1998

                                                William D. Dickson
                                   Senior Vice President-Finance and Treasurer

THIS PROXY, WHEN DULY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS DULY EXECUTED AND RETURNED, BUT WITHOUT CLEAR VOTING DIRECTION, IT WILL BE VOTED FOR EACH OF THE PROPOSALS SET FORTH ABOVE.


The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such common stock and hereby ratifies and confirms all actions that said proxies, their substitutes, or any of them, may lawfully take in accordance with the terms hereof.


Dated:                          , 1998
      --------------------------

--------------------------------------

--------------------------------------
    Signature(s) of Stockholder(s)


This proxy should be signed exactly as your name appears hereon. Joint owners should both sign. If signed as attorney, executor, guardian or in some other representative capacity, or as officer of a corporation, please indicate your capacity or title.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             NOBLE AFFILIATES, INC.


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Robert Kelley and William D. Dickson, and each of them, proxies with power of substitution in each, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of Noble Affiliates, Inc. (the "Company") standing in the name of the undersigned on March 16, 1998, at the annual meeting of stockholders to be held on April 28, 1998 at 10:00 a.m., local time, in Ardmore, Oklahoma, and at any adjournment thereof and especially to vote on the items of business specified below, as more fully described in the notice of the meeting dated March 27, 1998, and the proxy statement accompanying the same, receipt of which is hereby acknowledged.

1. Election of Directors

FOR ALL NOMINEES WITH                                      WITHHOLD AUTHORITY
EXCEPTIONS NOTED [ ]                                       FOR ALL NOMINEES [ ]


 Alan A. Baker, Michael A. Cawley, Edward F. Cox, James C. Day, Robert Kelley,
                      Harold F. Kleinman, George J. McLeod

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

-------------------------------------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon such other business or matters as may properly come before the meeting or any adjournment thereof.


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)